Exhibit 10.4

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT (the “Lock-Up Agreement”) dated as of May 16, 2011 (the “Closing Date”), by and between SwitchGenie, LLC (the “Seller”) and Blue Earth, Inc. (the “Buyer”), a Nevada corporation.

W I T N E S S E T H:

WHEREAS, Blue Earth Management, Inc., a wholly-owned subsidiary of Buyer, has agreed to License from James Loughrey and SwitchGenie LLC certain patents and other intellectual property pursuant to the terms and conditions of an Exclusive License and Manufacturing Agreement dated the date hereof (the “License”).

WHEREAS, pursuant to Section 4(a)(i) of the License, Buyer will issue to the Seller One Hundred Fifty Thousand (150,000) restricted shares of the Common Stock of Buyer (the “Buyer Shares”); and

WHEREAS, pursuant to Section 6 of the Letter of Intent dated May 2, 2011, the Seller has agreed not to sell, transfer or otherwise dispose of the Buyer Shares, except as set forth in this Lock-Up Agreement.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants appearing in this Lock-Up Agreement, the parties hereto hereby agree as follows:

Section 1.

(a)           The resale of the Buyer Shares shall be according to the following schedule:  Beginning on the Closing of the License (the “Closing Date”) and for twelve (12) months thereafter, Seller may not sell any Buyer Shares.  Thereafter, pursuant to the terms and conditions of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), Seller may sell up to an aggregate of Three Thousand (3,000) Buyer Shares per  trading week, for the two-year period ending two years from the Closing Date (the “Lock-Up Period”) until all of the Buyer Shares have been sold.

(b)           All sales of Buyer Shares shall be by means of “in-the-market” transactions.  “In the market” shall mean a sale made on the OTC Bulletin Board, or any subsequent primary trading market, or customary trading channels in which the Buyer’s Common Stock is traded.

(c)           Buyer may permit and assist Seller in making additional sales of shares, if Seller so desires, when opportunities such as the following are available:

(i)	Block purchases by investors are requested.

(ii)           Shares of Seller may be included in a secondary offering registration statement which offers shares of the Buyer for sale to the public, provided

Investment Bankers and management of Buyer agree that such offerings would not be adverse to the funding opportunity for the Buyer.

(iii)                            When daily trading volumes/prices reasonably permit as determined by Buyer.

(d)           Any sales of Buyer Shares in violation of this Lock-Up Agreement by the Seller shall constitute an event of default under this Lock-Up Agreement and all net proceeds, derived from such event of default, shall be paid to Buyer.

(e)           The Seller further agrees that it will forward to Buyer all customary documentation reflecting any sale of Buyer Shares within fifteen (15) calendar days of the end of each month.

(f)           The Seller acknowledges that its breach or impending violation of any of the provisions of this Lock-Up Agreement may cause irreparable damage to the Buyer for which remedies at law would be inadequate.  The Seller further acknowledges that the provisions set forth herein are essential terms and conditions of the License and this Lock-Up Agreement.  The Seller therefore agrees that the Buyer shall be entitled to a decree or order by any court of competent jurisdiction enjoining such impending or actual violation of any of such provisions.  Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such provision by the Seller, and the Seller and Buyer hereby consent to the jurisdiction of any such court of competent jurisdiction, state or federal, sitting in the State of Nevada.  This remedy shall be in addition to all other remedies available to Buyer at law or equity.  If any portion of this section 1 is adjudicated to be invalid or unenforceable, this Section 1 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 1 in the jurisdiction in which such adjudication is made.

(g)           Buyer Shares shall not at any time be used to cover “short” sales of the Buyer’s Common Stock.

Section 2.  If Buyer merges or consolidates with any other entity or if Buyer sells all or substantially all of its assets (a “Sale Transaction”), then, at Seller’s request and option, either Buyer will purchase remaining Buyer Shares held pursuant to this Agreement at the sale price of Buyer Shares per share in such Sale Transaction, or Seller will receive its Buyer Shares or any proceeds or stock to which it would be entitled as Buyer Stockholders.

Section 3.  Subject to Section 5 hereunder, this Lock-Up Agreement shall inure to the benefit of and be binding upon Buyer, its successors and assigns, and upon the Seller, its administrators, legatees and legal representatives.

Section 4.  Should any part of this Lock-Up Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Lock-Up Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that it would have executed the remaining portion of this Lock-Up Agreement without including therein any portion which may for any reason be declared invalid.

Section 5.  This Lock-Up Agreement shall be construed and enforced in accordance with the laws of the State of Nevada applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

Section 6.   This Lock-Up Agreement and all rights hereunder are personal to the parties and shall not be assignable, and any purported assignments in violation thereof shall be null and void.

(a)      All notices, requests, consents, and demands by the parties hereunder shall be delivered by hand, recognized national overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the address set forth below:

If to the Seller to:
James Loughrey
4576 Echo Lane
Stacy, MN 55079
Telecopier No.:

With a copy to:

Harold Slawok
New Council PLC
233 Park Avenue, Suite 203
Mpls, MN 55415

If to Buyer to:
Blue Earth, Inc.
2298 Horizon Ridge Parkway
Suite 205
Henderson, NV 89052
Attention: Johnny R. Thomas, CEO
Telecopier No.: 702-263-1823

With a copy to:

Davidoff Malito & Hutcher LLP
605 Third Avenue
New York, NY 10158
Attention: Elliot H. Lutzker, Esq.
Telecopier No.: (212) 286-1884

(b)           Notices given by mail shall be deemed effective on the earlier of the date shown on the proof of receipt of such mail or, unless the recipient proves that the notice was received later or not received, three (3) days after date of mailing thereof.  Other notices shall be deemed given on the date of receipt.  Any party hereto may change the address specified herein by written notice to the other parties hereto.

Section 7.    The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Lock-Up Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Lock-Up Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

IN WITNESS WHEREOF, the parties hereto have executed this Lock-Up Agreement as of the day and year first written above.

SELLER:

SWITCH GENIE, LLC

By: /s/ James Loughrey
           James Loughrey
President

BLUE EARTH, INC.

By: /s/ Johnny R. Thomas
Johnny R. Thomas
CEO